Rule 424(b)(3)
                                                          File No. 333-100818-30

SUPPLEMENT
(To Prospectus Supplement, dated April 27, 2004, and Prospectus dated March 24,
2004)

                                  $545,115,100
                                  (Approximate)

                Mortgage Pass-Through Certificates, Series 2004-5

                         GSR Mortgage Loan Trust 2004-5
                                     Issuer

                          GS Mortgage Securities Corp.
                                    Depositor

                               JPMorgan Chase Bank
                                     Trustee

                       Countrywide Home Loans Servicing LP
                              IndyMac Bank, F.S.B.
                                    Servicers

      This is a supplement to the Prospectus Supplement, dated April 27, 2004, and Prospectus dated March 24, 2004, relating to GSR Mortgage Loan Trust 2004-5 Mortgage Pass-Through Certificates, Series 2004-5.

      Capitalized terms used in this Supplement but not defined in this Supplement shall have the meanings given them in the Prospectus Supplement, dated April 27, 2004.

      The text under the heading "Servicing Compensation and the Payment of Expenses" on page S-59 of the Prospectus Supplement relating to the definition of the Servicing Fee Rate and the two following sentences, is deleted and replaced by the following:

      The "Servicing Fee Rate" is the per annum rate at which the servicing fee accrues on the principal balance of each Mortgage Loan. The initial Servicing Fee Rate for 22.28% of the Mortgage Loans (representing the Mortgage Loans initially serviced by IndyMac) will be equal to 0.375% per annum and for 77.72% of the Mortgage Loans (representing the Mortgage Loans initially serviced by Countrywide) will be equal to 0.25% per annum. On and after the initial adjustment date for 59.12% of the Mortgage Loans (representing 0.00%, 75.30% and 100.00% of the Group 1 Loans, Group 2 Loans and Group 3 Loans, respectively), the related Servicing Fee Rate will increase by 0.125% per annum.

                              Goldman, Sachs & Co.

                                  May 28, 2004

      The chart on page B-6 of the Prospectus Supplement titled "First Interest Rate Adjustment Date of the Mortgage Loans" is deleted and replaced by the following chart:

            First Interest Rate Adjustment Date of the Mortgage Loans

                                                            Percentage of the
                                                                Aggregate
                                   Aggregate Scheduled          Scheduled
                      Number of    Principal Balance of     Principal Balance
First Interest Rate   Mortgage      the Mortgage Loans       of All Mortgage
  Adjustment Date       Loans     as of the Cut-Off Date         Loans(1)
-------------------   ---------   ----------------------   --------------------
11/1/2004 .........           1                 $115,335                    0.0%
12/1/2004 .........           1                  339,468                    0.1
1/1/2005 ..........           1                  409,642                    0.1
3/1/2005 ..........           1                  435,560                    0.1
5/1/2005 ..........           3                1,340,297                    0.2
6/1/2005 ..........           1                  371,726                    0.1
6/1/2006 ..........           1                  482,697                    0.1
7/1/2006 ..........           1                  152,026                    0.0
9/1/2006 ..........           4                  858,164                    0.2
10/1/2006 .........           1                  352,000                    0.1
11/1/2006 .........           4                1,496,015                    0.3
12/1/2006 .........          15                8,115,574                    1.5
1/1/2007 ..........          51               20,842,005                    3.8
2/1/2007 ..........          75               33,561,976                    6.1
3/1/2007 ..........         123               53,781,738                    9.8
4/1/2007 ..........         105               52,682,288                    9.6
8/1/2008 ..........           1                  311,682                    0.1
9/1/2008 ..........           1                  192,067                    0.0
10/1/2008 .........           2                  563,325                    0.1
11/1/2008 .........           4                1,094,121                    0.2
12/1/2008 .........           9                3,031,099                    0.6
1/1/2009 ..........          15                3,710,417                    0.7
2/1/2009 ..........          26               10,087,327                    1.8
3/1/2009 ..........         152               68,552,994                   12.5
4/1/2009 ..........         232              112,530,129                   20.5
12/1/2010 .........           1                  548,000                    0.1
1/1/2011 ..........           5                2,691,345                    0.5
2/1/2011 ..........          69               36,329,652                    6.6
3/1/2011 ..........         188               99,489,169                   18.1
4/1/2011 ..........          64               35,321,148                    6.4
                      ---------   ----------------------   --------------------
  Total ...........       1,157             $549,788,986                  100.0%
                      =========   ======================   ====================

----------
(1) Column totals may not add to 100.0% due to rounding.

      The chart on page B-14 of the Prospectus Supplement titled "First Interest Rate Adjustment Date of the Group 1 Loans" is deleted and replaced with the following chart:

            First Interest Rate Adjustment Date of the Group 1 Loans

                                                            Percentage of the
                                                                Aggregate
                                                                Scheduled
                      Number of                             Principal Balance
First Interest Rate   Mortgage     Aggregate Principal        of The Group 1
  Adjustment Date       Loans      Balance Outstanding           Loans(1)
-------------------   ---------   ----------------------   --------------------
11/1/2004 .........           1                 $115,335                    0.1%
12/1/2004 .........           1                  339,468                    0.2
1/1/2005 ..........           1                  409,642                    0.2
3/1/2005 ..........           1                  435,560                    0.2
5/1/2005 ..........           3                1,340,297                    0.8
6/1/2005 ..........           1                  371,726                    0.2
6/1/2006 ..........           1                  482,697                    0.3
7/1/2006 ..........           1                  152,026                    0.1
9/1/2006 ..........           4                  858,164                    0.5
10/1/2006 .........           1                  352,000                    0.2
11/1/2006 .........           4                1,496,015                    0.9
12/1/2006 .........          15                8,115,574                    4.6
1/1/2007 ..........          51               20,842,005                   11.9
2/1/2007 ..........          75               33,561,976                   19.1
3/1/2007 ..........         123               53,781,738                   30.7
4/1/2007 ..........         105               52,682,288                   30.0
                      ---------   ----------------------   --------------------
  Total ...........         388             $175,336,512                  100.0%
                      =========   ======================   ====================

----------
(1)   Column totals may not add to 100.0% due to rounding.

      The chart on page B-22 of the Prospectus Supplement titled "First Interest Rate Adjustment Date of the Group 2 Loans" is deleted and replaced with the following chart:

            First Interest Rate Adjustment Date of the Group 2 Loans

                                                            Percentage of the
                                                                Aggregate
                                   Aggregate Scheduled          Scheduled
                      Number of    Principal Balance of     Principal Balance
First Interest Rate   Mortgage      the Mortgage Loans       of All Mortgage
  Adjustment Date       Loans     as of the Cut-Off Date         Loans(1)
-------------------   ---------   ----------------------   --------------------
8/1/2008 ..........           1                 $311,682                    0.2%
9/1/2008 ..........           1                  192,067                    0.1
10/1/2008 .........           2                  563,325                    0.3
11/1/2008 .........           4                1,094,121                    0.5
12/1/2008 .........           9                3,031,099                    1.5
1/1/2009 ..........          15                3,710,417                    1.9
2/1/2009 ..........          26               10,087,327                    5.0
3/1/2009 ..........         152               68,522,994                   34.3
4/1/2009 ..........         232              112,530,129                   56.2
                      ---------   ----------------------   --------------------
  Total ...........         442             $200,073,161                  100.0%
                      =========   ======================   ====================

----------
(1)   Column totals may not add to 100.0% due to rounding.